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                                               Under 17 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                   EXHIBIT 10.39


                                  AMENDMENT TO
                COLLABORATIVE DEVELOPMENT AND LICENSING AGREEMENT

THIS AMENDMENT TO THE COLLABORATIVE DEVELOPMENT AND LICENSING AGREEMENT (the "Amendment") is entered into as of March 31st, 1998 by and between SIGNAL PHARMACEUTICALS, INC., a California corporation with its principal office at 5555 Oberlin Drive, San Diego, California USA ("Signal"), and TANABE SEIYAKU CO., LTD., a corporation incorporated under the laws of Japan with its principal office at 2-10 Dosho-machi 3-chome, Chuo-ku, Osaka, Japan ("Tanabe").

                                    RECITALS

        WHEREAS, Signal and Tanabe entered into that certain Collaborative Development and Licensing Agreement dated as of March 31, 1996 (the "Agreement") to collaborate in the discovery, development and commercialization of therapeutic products for the prevention and treatment of inflammation and osteoporosis (capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement); and

        WHEREAS, Signal and Tanabe wish to amend the Agreement in the manner set forth in this Amendment and otherwise to provide for certain agreements by the Parties as set forth herein.

                                    AGREEMENT

Now THEREFORE, in consideration of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

1. TERMINATION OF AGREEMENT. The Parties hereby agree to terminate the Agreement pursuant to Section 13.1 thereof, effective as of March 31, 1998 (the "Effective Date"). Except as otherwise expressly set forth herein, following the Effective Date, the Agreement shall be of no further force or effect.


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2.      SELECTION OF CHEMICAL LEAD COMPOUND.

        (a) Tanabe hereby selects one compound which was derived from the Collaborative Project as a Chemical Lead Compound ("Selected Compound"). The chemical structure of the Selected Compound shall be attached hereto as ANNEX A.

        (b) Notwithstanding the provisions of Section 1.5 of the Agreement, the term "Chemical Modification" shall mean any compound resulting from any process or activity (initiated after the Effective Date) of deriving alternative chemical structures from the Selected Compound or a chemical modification of the Selected Compound, e.g. development of analogs.

3. LICENSE TO TANABE. Subject to the terms and conditions of this Amendment and the payment in full of all milestone and royalty obligations hereunder, effective as of the Effective Date, Signal hereby grants to Tanabe an exclusive (even as to Signal) license, with the right to grant sublicenses, under the Signal Patents, the Joint Patents and the Signal Technical Information to develop, make, have made, use, sell, have sold, offer for sale and import Products containing a Compound which is either (i) the Selected Compound or (ii) a Chemical Modification made by or on behalf of Tanabe or Signal of the Selected Compound in each case, in the Territory (as defined below) ("License"). The patent application number of the Signal Patents which cover the Selected Compound or any Chemical Modification and which is existing at the Effective Date shall be attached hereto as ANNEX B. For the purpose of the License, the following terms shall have different meanings from those set forth in the
Agreement:

        (a) Notwithstanding the provisions of Section 1.24 of the Agreement, for purposes of this Amendment the term "Product" shall mean any composition (whether in the form of drug substance, bulk drug or final dosage form), which may be used in any indication whatsoever, and that contains a Compound as an active ingredient.

        (b) Notwithstanding the provisions of Section 1.37 of the Agreement, for purposes of this Amendment the term "Territory" shall mean the entire world.


4. REPORT OF RESEARCH & DEVELOPMENT OF THE SELECTED COMPOUND. Once each calendar year, Tanabe shall provide Signal with summary report regarding the research and development progress of the Selected Compound or any Chemical Modifications.


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5.      TERM OF THE LICENSE. The License shall become effective as of the
Effective Date and, unless sooner terminated pursuant to the Section 6 hereof shall remain in full force and effect for so long as Tanabe shall be obligated to make royalty payment to Signal pursuant to Section 5.4 of the Agreement.

6. TERMINATION OF LICENSE BY TANABE. In case Tanabe determines that it will not pursue the development and commercialization of the Product, the License shall be terminated with written notice to Signal. In such case, the License terminates and the rights to the Compound under the Signal Patents, the Joint Patents and the Signal Technical Information shall automatically revert to Signal.


7.      PAYMENT OBLIGATIONS AND PATENT MATTERS.

        (a) Within one (1) week from the Effective Date, Tanabe shall pay to Signal a nonrefundable license fee of [***] in consideration of the License granted to Tanabe hereunder. Any tax paid or required to be withheld by Tanabe for the benefit to Signal on account of such payment shall be deductible from the amount otherwise due. Tanabe shall secure and send to Signal proof of any such taxes withheld and paid by Tanabe for the benefit of Signal and shall, at Signal's request, provide reasonable assistance to Signal in recovering said taxes, if possible.

        (b) The obligations and rights established in Sections 4.3, 4.4, 5.4 and 15 of the Agreement with respect to Compounds subject to the License shall survive the termination of the Agreement. Notwithstanding the foregoing, the following Sections 15.4(a) and 15.8(b) of the Agreement is hereby amended as follows:

                15.4(a) Signal shall be responsible for and shall control the preparation, filing, prosecution and maintenance of all patents and patent applications which claim a Signal Invention, and shall pay all costs incurred in connection therewith. Tanabe shall cooperate with Signal, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all such patent applications which constitute a Structure Patent in the Territory. Any information provided to Tanabe under this Section 15.4(a) shall be deemed Confidential Information and Materials of


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Signal. Promptly after the Effective Date, Signal shall inform Tanabe of the list of countries which it intends to file any application for the Signal Patent which covers the Selected Compound. Tanabe may propose additional countries to file such Signal Patent. If Signal decides not to file the patent application
(i) proposed by Tanabe or (ii) listed by Signal, or decides to abandon or not to maintain a Signal Patent, in any country in the Territory, Signal shall first offer to assign to Tanabe such Signal Patent in such country without charge or obligation at least ninety (90) days prior to the expiration of any time limit response or payment due date. Signal shall cooperate with Tanabe in such assignment along with the preparation, prosecution and maintenance of all such patent and applications therefor.

                15.8(b) In the event the dispute is resolved against Tanabe, with a finding of an infringement, then Tanabe shall bear its own costs and expenses; provided in case (i) Tanabe is obligated to make any payment in terms of damage, royalty or otherwise, or (ii) Signal Patent covering the Selected Compound is held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal can be taken, the Parties shall discuss and agree in good faith as to the downward adjustment of the royalty payments set forth in Section 5.4 of the Agreement.

        (c) Tanabe may register, in Japan and any applicable country in the Territory, exclusive patent license with the Japanese Patent Office and other applicable governmental agencies in such country. Upon Tanabe's request, Signal shall assist Tanabe in effecting such registration by executing any formal license agreements and delivering all other necessary instruments and documents to Tanabe which are consistent with the License granted hereunder.

        (d) Signal represents and warrants to Tanabe that, to the best of Signal's knowledge, it has all right, title and interest in the Signal Patents required in order to grant the rights contemplated by the License and that there is no existing Reimbursement necessary therefor.

8. PROVISION OF STATEMENT OF EXPENDITURE AND STUDY RESULT REPORT. Notwithstanding the termination of the Agreement, Signal shall prepare and provide Tanabe with a written statement in reasonable specific detail of all expenditures by Signal for year 2 and study result report for second half-year of year 2 of the Collaboration Project within thirty (30) days of the Effective Date.


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9.      OTHER REVISIONS.

        (a) For the avoidance of doubt, all Research and Development Committees have been dissolved. Where there is reference to "the determination or approval of the Research and Development Committee" in the surviving clause of the Agreement, it shall be revised to read "the agreement of the Parties".

        (b) The bank account set forth in Section 4.5 shall be amended by the bank account set forth below:

                Bank:         [***]

                ABA#:         [***]

                Account#:     [***]

        (c)     Correspondence of Signal (with copy to:) set forth in Section
19.5 of the Agreement shall be amended as follows:

                              Cooley Godward LLP
                              4365 Executive Drive
                              Suite 1100
                              San Diego, CA
                              92121-2128
                              FAX 619 453-3555

9. PUBLIC ANNOUNCEMENT. Except as required to comply with federal and state securities laws or equivalent Japanese laws or any order of a court or government agency, and except as provided below, neither Party shall release information concerning this Amendment, the Amendment or the subject matter hereof or thereof to the public, news media or other media, without first sending the other Party by express mail or facsimile a copy of the information to be disclosed and allowing the other Party a reasonable time (as soon as reasonably possible but in no event greater than four (4) business days from the date of receipt) in which to comment on the information. If the other Party objects to the information to be disclosed prior to the expiration of the four
(4) business day period, the other Party shall so notify the disclosing Party who


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shall then delay public disclosure of the information and make reasonable efforts to accommodate any request for revisions by the other Party. If no notification is received during the four (4) business day period; the Party proposing disclosure shall be free to disclose the information. The Parties designate the following individuals to receive and approve announcements under this provision: Signal, its Executive Vice President; Tanabe, its President. The Parties agree that Signal may discuss the general terms of the Amendment and the Agreement with potential collaborative partners and other potential investors in Signal without disclosing any Confidential Information of Tanabe or Tanabe Technical Information without Tanabe's prior written consent; and that the Parties will cooperate in good faith with one another to formulate a form of announcement that Signal and Tanabe may release as soon as practicable after the Effective Date.

10. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that it has all, requisite legal and corporate power and authority to enter into this Amendment and to carry out and perform its obligations under the terms of this Amendment. All corporate action on the part of each Party and its officers and directors necessary for the performance of such Party's obligations hereunder has been taken. This Amendment will constitute a valid and binding obligation of each Party, enforceable in accordance with its terms, except (a) as the enforceablility hereof may be limited by bankruptcy, insolvency, moratorium or other similar law as affecting the enforcement of creditors' rights generally,
(b) as the availability of equitable remedies (e.g., specific performance, injunctive relief and other equitable remedies) and (c) to the extent the indemnification provisions contained in this Amendment may be limited by applicable law.

11. EFFECT OF TERMINATION; SURVIVAL. This Amendment shall not release a Party from any liability which, as of the Effective Date, has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to the Effective Date. In addition to those obligations and rights that survive termination of the Agreement in accordance with Section 4(b) hereof, the obligations and rights established in Sections 7, 8 (excluding Section 8.4), 9 (excluding Section 9.1), 11 and 19 of the Agreement shall survive the termination of the Agreement. In addition to the foregoing, the obligation of confidentiality for the information relating to the Compound shall survive the termination of the License for ten (10) years thereafter.


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12.     GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and to be performed entirely within California,

13. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first written above.

SIGNAL PHARMACEUTICALS, INC.            TANABE SEIYAKU CO., LTD.


By:  /s/ ALAN J. LEWIS                  By: /s/ TOSHIO TANAKA

Name:  Alan J. Lewis, Ph.D.             Name:  Toshio Tanaka
                                               President and
Title: President & CEO                  Title: Chief Executive Officer,
                                               Representative Director



Attachment:
ANNEX A=Chemical Structure of the Selected Compound
ANNEX B=Patent Application Number of Signal Patent


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                                     ANNEX A



                                     [***]





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                                     ANNEX B


[***]

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